Media Contact:Warren K. Erdman, 816-983-1454 werdman@kcsouthern.com
Investor Contact:Ginger L. Adamiak, 816-983-1501 gadamiak@kcsouthern.com

KCS Reports Additional Time Necessary to Restore Cross Border Service
on KCSM Nuevo Laredo-Monterrey Mainline;
Will Reroute Traffic and Position Resources for Expedited Recovery

Kansas City, MO, July 13, 2010. Kansas City Southern (KCS) (NYSE:KSU) reported today that as water receded at the Anahuac Bridge on the Kansas City Southern de Mexico, S.A. de C.V. (“KCSM”) line between Nuevo Laredo and Monterrey in Nuevo Leon on Sunday, bridge inspections revealed significant damage to its approaches from a surge of debris. As a result of this damage, it will be a matter of a few weeks, without further complications, before service can be restored over the Anahuac Bridge. As such, The Kansas City Southern Railway Company (“KCSR”) and KCSM are working with Union Pacific Railroad Company (“UP”) and Ferrocarril Mexicano, S.A. de C.V. (“FXE”) to reroute trains over the Brownsville/Matamoros and Eagle Pass crossings as capacity permits.

“As the water receded below the track level, we were able to determine more clearly the extent of the damage done to the Anahuac Bridge approaches by the surge of debris,” said David Starling, KCS president and chief operating officer. “I have just returned from a personal inspection of the bridge and damage done resulting from Hurricane Alex. We believe it will be a matter of a few weeks before we can make the bridge operational again if there are no further complications. We have Mexican and U.S. personnel on site and have deployed reconstruction resources with more on the way. Reopening of the KCSM Nuevo Laredo-Monterrey mainline is our highest company priority and we are deploying our resources accordingly.”

Rail service in northern Mexico has been disrupted for all carriers. Highway infrastructure throughout northern Mexico also has been severely damaged as a result of Hurricane Alex, which made landfall in northeast Mexico on June 30. The hurricane caused significant track damage around the Monterrey and Saltillo areas as well as on the lines to Nuevo Laredo and Matamoros. KCSM issued freight embargos at the U.S. — Mexico border and into Monterrey on Saturday, July 3 which remain in effect while the damage is repaired.

KCS continues to use all available Mexican and U.S. resources to recover from the damage done by Hurricane Alex, sending equipment, track materials, and personnel into Mexico from the U.S. KCSM continues to work with connecting carriers to maximize opportunities for movement and staging of trains so that when the lines are fully open and congestion clears, service will return to normal as soon as possible.

KCSM is gradually restoring service to all segments of its network; however it continues to operate under restrictions in many areas to assure a safe return to normal service schedules. KCSM is running trains over the vast majority of its Mexican network, including Brownsville/Matamoros to Monterrey; and Monterrey south to Saltillo, San Luis Potosi, Mexico City and to the Port of Lazaro Cardenas. KCSM continues to operate service schedules in the following lanes:

•	Lazaro Cardenas to/from Toluca and Mexico City;

•	Mexico City to/from Veracruz;

•	San Luis Potosi to/from Tampico; and

•	Mexico City to/from Queretaro.

In anticipation of traffic being rerouted to other gateways, KCS is working with both Mexican and U.S. customs officials to extend service hours and streamline procedures at Brownsville and Matamoros to expedite rerouted traffic over this gateway in the most efficient and timely manner possible.

For further service status updates, please refer to the KCS Recent News window on the home page of www.kcsouthern.com.

Headquartered in Kansas City, MO, Kansas City Southern is a transportation holding company that has railroad investments in the U.S., Mexico and Panama.  Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S.  Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal.  Kansas City Southern’s North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

Statements about future results made in this news release constitute forward-looking statements that may be identified by the use of words like “believe,” “expect,” “anticipate” and “project.”   Forward-looking statements reflect management’s good-faith evaluation of information currently available.  However, such statements are dependent on and, therefore, can be influenced by, a number of external variables over which management has little or no control, including: domestic and international economic conditions; interest rates; the business environment in industries that produce and consume rail freight; competition and consolidation within the transportation industry; fluctuation in prices or availability of key materials, in particular diesel fuel; labor difficulties, including strikes and work stoppages; credit risk of customers and counterparties and their failure to meet their financial obligation; the outcome of claims and litigation; legislative and regulatory developments; political and economic conditions in Mexico and the level of trade between the United States and Mexico; changes in securities and capital markets; disruptions to the Company’s technology infrastructure, including its computer systems; natural events such as severe weather, hurricanes and floods; acts of terrorism or risk of terrorist activities; and war or risk of war.   For more discussion about each risk factor, see Part I, Item 1A “Risk Factors” in each of KCS’s and KCSM’s Annual Reports on Form 10-K for the year ended December 31, 2009, and any updates contained in subsequent Quarterly Reports on Forms 10-Q.   Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved.  As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements.   Neither KCS nor KCSM undertake any obligation to update or revise forward-looking statements.

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